Exhibits 5.1 and 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]

August 26, 2015

Toyota Auto Finance Receivables LLC
19851 S. Western Avenue EF 12
Torrance, California 90501

Re:           Toyota Auto Receivables 2015-C Owner Trust

Ladies and Gentlemen:

We have acted as special counsel to Toyota Auto Finance Receivables LLC, a Delaware limited liability company (the “Depositor”) in connection with the sale by the Depositor and the purchase by the Underwriters (as defined below) of $351,000,000 aggregate principal amount of 0.92% Asset Backed Notes, Class A-2a (the “Underwritten Class A-2a Notes”), $161,100,000 aggregate principal amount of LIBOR plus 0.33% Asset Backed Notes, Class A-2b (the “Underwritten Class A-2b Notes” and, together with the Underwritten Class A-2a Notes, the “Underwritten Class A-2 Notes”), $431,100,000 aggregate principal amount of 1.34% Asset Backed Notes, Class A-3 (the “Underwritten Class A-3 Notes”), and $139,725,000 aggregate principal amount of 1.69% Asset Backed Notes, Class A-4 (collectively, with the Underwritten Class A-2 Notes and the Underwritten Class A-3 Notes, the “Underwritten Notes”) pursuant to the terms of the Underwriting Agreement, dated as of August 18, 2014 (the “Underwriting Agreement”), among Barclays Capital Inc., Mitsubishi UFJ Securities (USA), Inc. and SG Americas Securities, LLC, as representatives of the several underwriters identified therein (collectively, the “Underwriters”), Toyota Motor Credit Corporation and the Depositor.

In connection with the issuance and sale of the Underwritten Notes and $503,000,000 aggregate principal amount of 0.35000% Asset Backed Notes, Class A-1 (the “Class A-1 Notes”), $39,000,000 aggregate principal amount of 0.92% Asset Backed Notes, Class A-2a (the “Non-Underwritten Class A-2a Notes”), $17,900,000 aggregate principal amount of LIBOR plus 0.33% Asset Backed Notes, Class A-2b (the “Non-Underwritten Class A-2b Notes” and, together with the Non-Underwritten Class A-2a Notes, the “Non-Underwritten Class A-2 Notes”), $47,900,000 aggregate principal amount of 1.34% Asset Backed Notes, Class A-3 (the “Non-Underwritten Class A-3 Notes”), $15,525,000 aggregate principal amount of 1.69% Asset Backed Notes, Class A-4 (the “Non-Underwritten Class A-4 Notes”), and $43,750,000 aggregate principal amount of 0.00% Asset Backed Notes, Class B (collectively, with the Class A-1 Notes, the Non-Underwritten Class A-2 Notes, the Non-Underwritten Class A-3 Notes, the Non-Underwritten Class A-4 Notes and the Underwritten Notes, the “Notes”), the Depositor has prepared a prospectus supplement dated August 18, 2015 (the “Prospectus Supplement”).  In this opinion letter, the Prospectus Supplement and the related prospectus dated August 13, 2015 (the “Base Prospectus”), including any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the

Underwritten Notes, are together called the “Prospectus.”  Toyota Auto Receivables 2015-C Owner Trust (the “Issuer”) was formed pursuant to a Trust Agreement, dated as of October 23, 2014, by and between the Depositor and Wells Fargo Delaware Trust Company, National Association, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of August 26, 2015, by and between the Depositor and the Owner Trustee.

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form S-3 (Registration No. 333-188672-01), as amended by Amendment No. 1 and Amendment No. 2 thereto, for the registration of the Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, the Notes will be issued pursuant to an Indenture, dated as of August 26, 2015 (the “Indenture”), between the Issuer and Deutsche Bank Trust Company Americas, as indenture trustee (in such capacity, the “Indenture Trustee”) and securities intermediary.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Notes to the benefits of the Indenture and their enforceability against the Issuer in accordance with their terms.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Depositor and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

(i)
the enforceability of any obligation of the Issuer or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(ii)
the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when duly authorized by all requisite statutory trust action on the part of the Issuer, executed by the Owner Trustee and authenticated by the Indenture Trustee in accordance with the Indenture, and, in the case of the Underwritten Notes, delivered against payment in accordance with the Underwriting Agreement, will be entitled to the benefits of the Indenture and constitute binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Opinions” in the Base Prospectus and in the Prospectus Supplement.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP